N E W S   R E L E A S E

FOR IMMEDIATE RELEASE                                    CONTACT:  Kathy Hult
Jan. 22, 2001                                                      763-509-7444

                     NRI ELECTRONICS & CABLES, INC. ACQUIRES
                      WATERS TECHNICAL SYSTEMS DIVISION OF
                            WATERS INSTRUMENTS, INC.

         Minneapolis - Waters Instruments, Inc. (NASDAQ/NMS: WTRS) announced today that it has sold its Waters Technical Systems division to NRI Electronics & Cables, Inc.

         NRI Electronics & Cables is a wholly owned subsidiary of Miner's Inc., a private company based in Duluth, Minn. NRI Electronics & Cables offers electronic manufacturing services and manufactures cable and wire harnesses and mechanical and electrical assemblies. NRI has operating facilities located in both Anoka and Aurora, Minn. and has approximately 80 employees.

         Waters Technical Systems has been a custom contract manufacturer supplying electromechanical assemblies, wiring harnesses, cable assemblies and data communications cables. The division's manufacturing facilities are located in Rochester, Minn., where they are expected to remain for the foreseeable future. The division currently has 37 employees.

         Jerry Grabowski, president and chief executive officer of Waters Instruments, said, "This divestiture is part of our strategic vision to focus the company on those divisions that have proprietary products. As a contract manufacturer, we concluded Waters Technical Systems ultimately was not a good fit with the direction our company is taking.

         "This sale will allow us to better position the products and marketing of our Waters Medical Systems division, Waters Network Systems division and Zareba Systems division (Zareba Systems was previously known as American FarmWorks)."

         The terms of Waters' Agreement with NRI Electronics & Cables provide for the sale of Waters Technical Systems' assets for $1,273,200 in cash, subject to asset fluctuations. Waters plans to use the proceeds of the transaction for strategic investments.

         Waters Technical Systems division provided contract manufacturing of electromechanical assemblies, wiring harnesses and cable assemblies for a variety of technology markets. As a result of the transaction, Waters will no longer be engaged in this line of business.

         For the Fiscal Year ended June 30, 2000, Waters Technical Systems' net sales were $3,704,000 with operating income for the same period of $149,000 before administrative expenses. For the quarter ended Sept. 30, 2000, Waters Technical Systems' net sales were $931,000 with operating income for the same period of $54,000 before administrative expenses. As of Sept. 30, 2000, Waters Technical Systems had assets of $1,048,000.

         As a result of the transaction, Waters' work force has been reduced by approximately 35. Waters expects NRI Cable & Electronics to employ all or substantially all employees of Waters Technical Systems after the close of the transaction.

         Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions. A Minnesota corporation since 1960, the company's corporate headquarters is located in Minneapolis, with a manufacturing facility in Rochester, Minn. The corporate Web site is at www.wtrs.com.

         Additional information on NRI Electronics & Cables can be obtained by accessing their Web site at www.nri-anoka.com.

         Certain statements in this news release are forward looking statements, including statements concerning (i) Waters' use of the proceeds from this transaction; (ii) the expectation that NRI Cable and Electronics will likely employ all or substantially all employees of Waters Technical Systems after the closing and (iii) the expectation that the facilities will remain in Rochester for the foreseeable future. These statements are subject to risks and uncertainties which could cause actual results to differ from such current expectations. Such uncertainties include changing business needs for Waters and decisions by NRI Cable and Electronics which are beyond Waters' control.

         For further details on the sale, investors are advised to consult Waters' Form 8-K and Form 10-QSB as they become available.

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